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                                                                    EXHIBIT 10.7

                                ViroLogic, Inc.
                               90 Woodridge Road
                             Hillsborough, CA 94010



Mr. Martin H. Goldstein
840 Longview Road
Hillsborough, CA 94010

Dear Martin:

     We are pleased to confirm our offer to you to join ViroLogic, Inc. ("ViroLogic" or the "Company") as Senior Vice President of Corporate Development and Operations. This letter is to confirm the terms of your employment with the Company.

     1. Employment and Duties. Beginning as of the date the Company successfully completes its first financing of at least $1,000,000 (the "First Financing"), you shall be employed as Senior Vice President of Corporate Development and Operations, with responsibility for the Company's legal, patent, business development, finance, administration and operations matters. You shall report to the Chief Executive Officer of the Company. In addition, as of the date of this Agreement (the "Effective Date"), you shall be nominated to serve as a director of the Company.

     2. Base Salary. Beginning on the date of completion of the First Financing, you shall be paid a minimum base salary at the rate of one hundred eighty thousand dollars ($180,000.00) per year while employed by the Company, to be paid in twice-monthly installments according to the Company's standard payroll practices.

     3. Stock Purchase Rights. As of the Effective Date, the Company shall grant you two rights to purchase an aggregate total of 800,000 shares of Common Stock of the Company in accordance with the Company's Stock Plan (the "Plan") and subject to the terms of stock purchase agreements between you and the Company. The Stock purchase agreements shall include such terms as the Board of Directors may specify that are not inconsistent with the terms of the Plan and the terms hereof, as follows:

     (a) First Stock Purchase Right. The first stock purchase right (the "First Right") shall be a right to purchase two hundred thousand (200,000) shares of Common Stock of the Company at a purchase price of $.001 per share, the current per share fair market value. The First Right is hereby granted to you in consideration of the consulting services you are to render the Company under your December 1, 1995 Consulting Agreement. All of the shares covered by the First Right shall be fully vested and shall not be subject to a repurchase option of the Company.

     (b) Second Stock Purchase Right. The second stock purchase right (the "Second Right") shall be a right to purchase six hundred thousand (600,000) shares of Common Stock of the Company at a purchase price of $.001 per share. The shares covered by the Second Right shall be subject to a repurchase option of the Company exercisable upon your termination of employment with the Company, except as described below. Such repurchase option shall lapse at the rate of one forty-eighth of the shares covered by the Second Right per month, with a vesting measurement date



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Mr. Martin H. Goldstein
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calculated retroactively to December 1, 1995, so that, subject to your continued
employment with the Company, all of the shares covered by the Second Right shall become fully vested on December 1, 1999.

     (c) Vesting and Severance Benefits Upon Termination Without Cause. In the event you are terminated without Cause (defined below) within four years after the date of completion of the First Financing, the Company's repurchase option with respect to the shares covered by the Second Right shall lapse immediately upon such termination as to such additional shares as would otherwise have vested had your employment with the Company continued for an additional six months. In addition, within thirty (30) days of the date of such termination, the Company shall pay you a lump sum equal to six (6) months of your then base salary. For purposes of this Agreement, "Cause" shall mean (i) a willful failure to perform substantially your duties hereunder after having been given written notice of a failure to perform and an opportunity to cure; or (ii) a material and willful commission of a felony or fraud against, or the misappropriation of property belonging to, the Company. Any termination of the Agreement prior to the First Financing shall be deemed a "termination without Cause within four years after the date of completion of the first financing."

     (d) Vesting Upon Death or Disability. In the event that your employment with the Company terminates as a result of death or total and permanent disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code")), the Company's repurchase option with respect to the Second Right shall lapse as to such additional shares as would otherwise have vested had your employment with the Company continued for an additional six months.

     (e) Vesting Upon Merger or Asset Sale. In the event of a Merger or Consolidation of the Company with or into any other corporation, or the sale of all or substantially all of the assets of the Company, the repurchase option of the Company with respect to any unvested shares covered by the Second Right shall lapse immediately upon the effective date of such transaction. For purposes of this Agreement, "Merger" and "Consolidation" shall not include a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into young securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such Merger or Consolidation.

     (f) Vesting Upon Termination Following a Major Acquisition. In the event you are terminated without Cause within two (2) years after the effective date of a Major Acquisition, the repurchase option of the Company with respect to any unvested shares covered by the Second Right shall lapse immediately upon such termination. For purposes of this Agreement, a "Major Acquisition" shall be an acquisition by the Company of another company which results in the voting
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Mr. Martin H. Goldstein
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securities of the Company outstanding immediately prior thereto representing, as in Section 4(d), less than 75% but more than majority of the total voting power of the voting securities of the Company outstanding immediately after such acquisition.

          (g) In the event that any benefit provided hereunder shall be an "excess parachute payment," as defined in Section 280G of the Code, and such benefit is conferred upon you at such time as the Company is not publicly traded, the Company shall with its best efforts seek shareholder approval satisfying the requirements of Section 280G(b)(5)(B).

     4. Vacation. You shall be entitled to paid vacation and Company holidays in accordance with the Company's policies in effect from time to time for its senior executive officers.

     5. Benefits. You shall be permitted, to the extent eligible, to participate in the employee benefit plans and programs maintained by the Company and offered to employees of comparable position, including (without limitation) retirement plans, savings and profit sharing plans, stock option, incentive or other bonus plans, group medical, dental, life, disability and other insurance plans and similar plans of the Company, subject in each case to the generally applicable terms and conditions of the applicable plan or program and to the determination of any committee administering such plan or program.

     6. Expenses. The Company shall reimburse you for all reasonable business and travel expenses actually incurred or paid by you in the performance of his services on behalf of the Company, in accordance with the Company's expense reimbursement policy as from time to time in effect.

     7. Assignment. This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. You shall not, without the written consent of the Company, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. If you should die while any amounts are still payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement at your's devisee, legatee, or other designee, or if there be no such designee, to your estate.

     8. Company's Successors. The Company shall require any successor or assignee, in connection with any sale, transfer or other disposition of all or substantially all of the Company assets or business, whether by purchase, merger, consolidation or otherwise, expressly to assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term "Company," as used in this Agreement, shall mean the Company as defined above and any successor or assignee to the business and assets which by reason hereof becomes bound by the terms and provisions of this Agreement.





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Mr. Martin H. Goldstein
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      9.  Arbitration. Any claim, dispute or controversy arising out of this
Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to arbitration pursuant to the rules then in effect of the American Arbitration Association in San Mateo County, California. The fees and expenses of the arbitrators for any arbitration under this Agreement shall be paid by the Company. The fees and expenses of counsel of the prevailing party shall be paid by the other party. Judgment may be entered on the award of the arbitration in any court having jurisdiction.

     10. At-Will Employment. Your employment with the Company shall be employment on an "at-will" basis and may be terminated at any time, with or without cause, at the option of either you or the Company upon thirty (30) days notice. No provision of this Agreement shall be construed as conferring upon you a right to continue as an employee of the Company.

     11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such state.

     12. Integration. This Agreement and any written Company plans that are referenced herein represent the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements, whether written or oral. No waiver, alteration, or modification, if any, of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

     13. Voluntary Execution; Conflict Waiver. You have had the opportunity to receive independent legal counsel regarding this Agreement. You are entering into this Agreement knowingly and voluntarily.

     14. Counterparts. This Agreement may be executed in counterparts, which together will constitute one instrument.

     Martin, we are excited about having you join us at ViroLogic. Please acknowledge acceptance of this offer by signing and returning the enclosed copy of this letter, whereupon it shall become a binding agreement. The Effective Date of this Agreement shall be the date of acceptance by the parties hereto.


Accepted by:                          VIROLOGIC, INC.



/s/ MARTIN H. GOLDSTEIN               By: /s/ DAN CAPON
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    Martin H. Goldstein                       Dan Capon
                                              Chief Executive Officer

Dated:  2/7/96                        Dated:   2/7/96
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